FOR IMMEDIATE RELEASE


                   THE TOPPS COMPANY, INC. REPORTS FISCAL 2005
                       FOURTH QUARTER AND YEAR-END RESULTS


New York, NY, April 7, 2005 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2005 fourth quarter and year ended February 26, 2005.

Net sales in the fiscal 2005 fourth quarter were $68.3 million compared to $69.6 million last year. Stronger foreign currencies versus the prior year contributed $1.2 million to 2005 fourth quarter sales. The Company generated a loss from operations of $1.7 million compared to income of $2.0 million in last year's fourth quarter. Net income in the fiscal 2005 fourth quarter was $451,000, or $0.01 per diluted share, versus $2.9 million, or $0.07 per diluted share, last year. Results for the fiscal 2005 fourth quarter were impacted by weakness in the Entertainment segment and increases in overhead stemming from higher professional fees. These factors were partially offset by improved performance of the Confectionery segment and a favorable tax rate.

For the year ended February 26, 2005, net sales were $295.9 million compared to $297.3 million last year. Stronger foreign currencies versus the prior year increased fiscal 2005 sales by $6.6 million. Income from operations was $12.0 million compared to $14.6 million in the prior-year period. Net income for fiscal 2005 was $11.0 million, or $0.27 per diluted share, versus $12.7 million, or $0.31 per diluted share, last year. Results for fiscal 2005 include a one-time charge of $1.9 million, or approximately $0.05 per diluted share, incurred in the fiscal 2005 first quarter related to a previously disclosed European Commission fine.

Confectionery net sales increased 9.9% to $30.6 million in the fiscal 2005 fourth quarter compared to $27.8 million in the prior-year period. For the full year, Confectionery net sales declined 2.3% to $143.8 million. Fourth quarter sales increases were attributable to expanded distribution of Juicy Drop Pop, as well as some pipeline fill in advance of certain promotional activity on the brand, earlier shipment of Easter products due to the timing of the holiday this year, gains in Ring Pop sales to wholesale clubs and initial sales of Crunchy Snakes candy recently launched in Europe.

Entertainment sales declined 9.5% to $37.8 million in the fiscal 2005 fourth quarter from $41.7 million in the prior-year period. Full year Entertainment sales increased 1.3% to $152.1 million. Fourth quarter Entertainment sales were impacted by weakness in European sports products. Additionally, year ago fourth quarter results benefited from strong sales of Yu-Gi-Oh! products in Europe as well as from Garbage Pail Kids, a company-created brand, which continues to contribute to results although at lower levels. World Wrestling Entertainment products in Europe performed well in the recent period.

Topps sports cards showed sales improvement versus the prior-year period due to additional football and baseball releases, albeit at lower margins. WizKids sales grew 24% as a result of a broadened product line highlighted by encouraging sales of Pirates products.

Arthur T. Shorin, Chairman and CEO of Topps, commented, "We are pleased with fourth quarter Confectionery results as well as WizKids recent performance. Overall results in the quarter, however, were disappointing in part due to European sports and the lack of a strong licensed property in the period as compared with last year."

TOPPS - FOURTH QUARTER AND FULL YEAR FISCAL 2005 FINANCIAL RESULTS
Page Two


Mr. Shorin continued, "Nonetheless, during the quarter, we continued taking action consistent with our strategic review. We reinstated advertising dollars in our Confectionery business which, while impacting near-term profitability, is important to driving lasting consumer demand for our brands. Additionally, we consolidated our broker network to improve distribution and increase retail coverage, particularly in the grocery and convenience store channels, and maintained a focus on creating new products.

"Looking ahead, we are implementing measures to further strengthen our operations. In this regard, we are undertaking a second phase of study aimed at our business processes, methods, and procedures. Additionally, we are testing new product concepts in our U.S. sports and WizKids businesses with the intent of enhancing our portfolio, broadening our demographic reach and appealing more to children. We are also taking steps to revamp and streamline our product development processes which will benefit from a more systematic approach."

Mr. Shorin concluded, "We currently expect to produce year-over-year top line growth in fiscal 2006. Investment spending associated with the outlined initiatives will most likely lead to operating earnings comparable with fiscal 2005."

During the fourth quarter, the Company paid its regular quarterly cash dividend to shareholders of $0.04 per share. At February 26, 2005, the Company had $106.4 million in cash and marketable securities and no debt.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                                 (Tables Follow)

                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (amounts in thousands, except share data)

                                                       (Unaudited)
                                                  Thirteen weeks ended     Fifty two weeks ended
                                                  February     February    February      February
                                                  26, 2005     28, 2004    26, 2005      28, 2004
                                                  --------     --------     --------      -------
Net Sales                                       $   68,345   $   69,557   $  295,865   $  297,338
Cost of sales                                       46,886       46,841      190,667      193,417
                                                  --------     --------     --------     --------
   Gross profit on sales                            21,459       22,716      105,198      103,921

Other income (expense)                                 885           89        1,675          631
Selling, general and administrative expenses        24,056       20,806       94,906       89,957
                                                  --------     --------     --------     --------
   Income from operations                           (1,712)       1,999       11,967       14,595

Interest income, net                                   781          497        2,706        2,426
                                                  --------     --------     --------     --------
Income before provision for income taxes              (931)       2,496       14,673       17,021

Provision for income taxes                          (1,382)        (424)       3,674        4,326
                                                  --------     --------     --------     --------
   Net Income                                   $      451   $    2,920   $   10,999   $   12,695
                                                  ========     ========     ========     ========


Basic net income per share                            0.01         0.07         0.27         0.31
Diluted net income per share                          0.01         0.07         0.27         0.31


Weighted average shares outstanding - Basic     40,440,000   40,594,000   40,471,000   40,604,000
Weighted average shares outstanding - Diluted   41,275,000   41,083,000   41,327,000   41,515,000


                            THE TOPPS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (Amounts in Thousands)



                                                   As of           As of
                                                 February        February
                                                 26, 2005        28, 2004
                                                 --------        --------

Cash and Equivalents                            $  36,442       $  56,959
Investments                                        69,955          36,878
Working Capital                                   138,339         133,299
Net Property, Plant and Equipment                  12,553          13,786
Total Assets                                      286,382         275,463
Shareholders' Equity                              215,142         211,277



                                                 SEGMENT INFORMATION
                                                (Amounts in Thousands)

                                                  Thirteen weeks ended      Fifty two weeks ended
                                                  February     February      February    February
                                                  26, 2005     28, 2004      26, 2005    28, 2004
                                                  --------     --------      --------    --------
Net Sales
---------
Confectionery                                   $   30,582   $   27,831   $  143,762   $  147,188
Entertainment Products                              37,763       41,726      152,103      150,150
                                                  --------     --------     --------     --------
Total                                           $   68,345   $   69,557   $  295,865   $  297,338
                                                  ========     ========     ========     ========
Contributed Margin
------------------
Confectionery                                   $    9,117   $    7,241   $   46,781   $   45,734
Entertainment Products                               9,786       14,084       45,135       42,467
                                                  --------     --------     --------     --------
Total                                           $   18,903   $   21,325   $   91,916   $   88,201
                                                  ========     ========     ========     ========


Reconciliation of Contributed Margin
to Income Before Provision for Taxes:
-------------------------------------

Total Contributed Margin                        $   18,903   $   21,325    $  91,916   $   88,201
Unallocated General and Administrative
  Expenses and Manufacturing Overhead              (19,956)     (17,620)     (75,363)     (67,644)
Depreciation & Amortization                        ( 1,544)     ( 1,795)     ( 6,261)     ( 6,593)
Other Income (Expense)                                 885           89        1,675          631
                                                  --------     --------     --------     --------
Income from Operations                             ( 1,712)       1,999       11,967       14,595
Interest Income, Net                                   781          497        2,706        2,426
                                                  --------     --------     --------     --------
Income before Provision for Income Taxes        $  (   931)  $    2,496    $  14,673   $   17,021
                                                  ========     ========     ========     ========